EXHIBIT 10 (vi)

AMENDMENT NO. 1

TO THE

SUPPLEMENTAL RETIREMENT PLAN

FOR EXECUTIVES OF THE BOEING COMPANY

The following Section is added as new Section 6, and all subsequent Sections are renumbered accordingly.

Section 6. The Boeing North American Benefit

The Boeing North American Benefit shall be available solely to participants in the Retirement Income Plan for Certain Salaried Employees (Sub-Plan No. C03 of the Boeing North American Retirement Plan) (the “BNA Plan”) whose date of retirement under the BNA Plan is between December 6, 1996 and June 30, 1999. The Boeing North American Benefit equals the difference between (a) and (b), where

(a)

equals the benefit that the participant actually receives upon retirement under the BNA Plan, including any adjustment to the benefit required under the terms of the BNA Plan (e.g., due to early retirement or late retirement); and

(b)

equals the benefit such participant would have received, including any adjustment to the benefit required under the terms of the BNA Plan (e.g., due to early retirement or late retirement), had such participant’s Incentive Compensation Plan awards been included in the BNA Plan’s definition of Earnings to the extent such awards were excluded.

The Boeing North American Benefit shall be paid to the retiring employee (and, if applicable, to his or her surviving spouse) at the same time and for the same period and generally in accordance with the same provisions as are applicable to the payment of retirement benefits under the BNA Plan. Without limiting the generality of the foregoing, if an employee should die while still in the employ of the Company leaving a spouse entitled to a survivor benefit under the BNA Plan, the spouse will be entitled to receive for life on account of the Boeing North American Benefit an amount determined in the same way as his or her survivor benefit was determined under the BNA Plan. The Boeing North American Benefit shall also be subject to the provisions of Sections 7, 8, 9, 10 and 11 in the same manner as the Supplemental Benefit, provided that for purposes of Section 11, an accrued Boeing North American Benefit will be determined for each eligible employee in accordance with the provisions of this Section based upon the accrued benefit provided by the BNA Plan determined as of the effective date of the amendment or termination.

SUPPLEMENTAL RETIREMENT PLAN

FOR EXECUTIVES OF

THE BOEING COMPANY

Section 1. Purpose of the Plan.

The Supplemental Retirement Plan for Executives of The Boeing Company was established effective July 1, 1980. Its sole purpose is to provide a retirement benefit for a select group of management or highly compensated employees of The Boeing Company (the Company) supplemental to the benefits provided by the Company’s Employee Retirement Plan. The Plan is hereby amended and restated effective January 1, 1999.

Section 2. Definitions.

The Plan means the Supplemental Retirement Plan for Executives of The Boeing Company as herein set forth, together with any amendments to it that may at any time be adopted.

The Retirement Plan means The Boeing Company Employee Retirement Plan, together with any amendments to it that may at any time be adopted.

The Incentive Compensation Plan means the Incentive Compensation Plan for Officers and Employees of The Boeing Company and Subsidiaries, together with any amendments to it that may at any time be adopted.

The Long-Term Incentive Program means the program provided for by Section 5A of the Incentive Compensation Plan, together with any modifications that may at any time be adopted.

The Supplemental Benefit Plan means the Supplemental Benefit Plan for Employees of The Boeing Company, together with any amendments to it that may at any time be adopted.

Defined terms in the Retirement Plan will have the same meaning when used in this Plan.

The Code means the Internal Revenue Code of 1986, as amended.

The Supplemental Benefit means the benefit provided by this Plan.

Effective January 1, 1991, Final Average Monthly Total Earnings means the sum of (a) Final Average Monthly Earnings as defined in the Retirement Plan without regard to the compensation limitation under Code Section 401(a)(17), and (b) the sum of the five highest awards made to the employee under the Incentive Compensation Plan during the last ten calendar years preceding his retirement date divided by sixty. If fewer than five awards are made, then the sum of all awards made during the last ten calendar years preceding retirement will be used in computing (b) above.

For purposes of the computations under clause (b) above, an employee’s Incentive Compensation Plan award includes:

(i)	deferred awards, as well as those paid currently,

(ii)

the amount by which the Compensation Committee of the Board of Directors reduces the employee’s Incentive Compensation Plan award under Section 5 thereof because of the employee’s participation in the Long-Term Incentive program under Section 5A thereof; and

(iii)

Boeing Stock Unit awards made under Section 5B thereof at their Fair Market Value as of the date of the award, determined as provided in such Section 5B; provided, that Boeing Stock Unit awards that have been forfeited pursuant to clause (5) of Section 5B shall be excluded from the computations under clause (b) above.

(iv)

Incentive Stock Unit awards made pursuant to the Incentive Stock Plan for Employees at their Fair Market Value as of the date of the award, determined as provided in the grant of the Incentive Stock Unit award; provided that, Incentive Stock Unit awards that have been forfeited pursuant to the terms of such award shall be excluded from the computation under clause (b) above.

Section 3. Eligibility.

Eligibility for the accrual of a Supplemental Benefit under this Plan is limited to employees of the Company, and employees of an affiliate or subsidiary of the Company which, pursuant to the provisions prescribed therein, has adopted The Boeing Company Employee Retirement Plan, the Voluntary Investment Plan and the Employee Financial Security Plan, either on the active payroll or on approved leave of absence, on or at any time after July 1,1980, who were also members of the Incentive Compensation Plan (Executive Payroll, formerly known as 90-Series Grades) as of July 1, 1980, or who became members of the Incentive Compensation Plan at a later date.

Eligibility for the payment of a Supplemental Benefit is limited to employees who have participated in this Plan and who immediately prior to their retirement or death while in the employ of the Company, as the case may be, were participants in the Retirement Plan and also on the management payroll; and who, in the case of death while in the employ of the Company, left a spouse who became entitled to a survivor benefit under the Retirement Plan.

Any employee who is eligible to be a participant in the Supplemental Executive Retirement Plan for Employees of The Boeing Company shall not be eligible to participate in this Plan.

Section 4. Supplemental Benefit.

The Supplemental Benefit payable to a retiring employee of the Company is a monthly amount computed as (a) + (b) - (c) below.

(a)

Core Benefit: A monthly amount equal to 1 % of Final Average Monthly Total Earnings multiplied by Credited Service and the appropriate Early Retirement Reduction Factor. The Early Retirement Reduction Factor is based on the employee’s age in completed months on the date of retirement. The appropriate factors are as follows:

Age at Retirement	Early Retirement Reduction Factor
55	90%
56	92%
57	94%
58	96%
59	98%
60 or older	100%

(b)

Excess Benefit. A monthly amount based on .5% of Final Average Monthly Total Earnings in excess of Covered Compensation divided by twelve. This amount is multiplied by Credited Service and then by the appropriate Early Retirement Reduction Factor. The Early Retirement Reduction Factor is based on the employee’s age in completed months on the date of retirement. The appropriate factors are as follows:

Age at Retirement	Early Retirement Reduction Factor
55	75%
56	80%
57	85%
58	90%
59	95%
60 or older	100%

(c)

Retirement Plan and Supplemental Benefit Plan Benefit: The amount payable from The Boeing Company Employee Retirement Plan and the amount payable under Section 3 Paragraph (a) of the Supplemental Benefit Plan. If applicable, this amount will reflect reductions for early retirement. However, this amount will not reflect reductions for joint and survivor options or other optional forms of payment.

In no event will the Supplemental Benefit be less than zero.

Certain participants in this Plan were transferred to the Supplemental Executive Retirement Plan for Employees of The Boeing Company, effective January 1, 1999. Those participants, and any other employees that become participants in the Supplemental Executive Retirement Plan for Employees of The Boeing Company, shall not be eligible for benefits under this Plan. To the extent any such employee is determined to be entitled to benefits under this Plan, such benefits shall be offset by any benefits received under the Supplemental Executive Retirement Plan for Employees of The Boeing Company.

Section 5. Payment of Benefit.

Subject to Section 6 and the provisions of this Section 5, the Supplemental Benefit shall be paid to the retiring employee (and, if applicable, to his or her surviving spouse) at the same time and for the same period and generally in accordance with the same provisions as are applicable to the payment of retirement benefits under the Retirement Plan. Without limiting the generality of the foregoing, if an employee should die while still in the employ of the Company leaving a spouse entitled to a survivor benefit under the Retirement Plan, the spouse will be entitled to receive for life on account of the Supplemental Benefit an amount determined in the same way as his or her survivor benefit was determined under the Retirement Plan. The retiring employee may elect to receive payment of the Supplemental Benefit under either the straight life method or the 50%, 75% or 100% joint and survivor method, and such election shall be subject to the same actuarial or other adjustments that are used in determining benefits under the Retirement Plan. If the employee’s benefits under the Retirement Plan are increased on account of subsequent amendments to that Plan, for example, amendments providing increased benefits for retirees, a corresponding increase will be made in the Supplemental Benefit.

Notwithstanding the foregoing, if the Actuarial Equivalent of a Participant’s Supplemental Benefit (or, if applicable, that of his or her spouse) is $10,000 or less, the Actuarial Equivalent value of the Supplemental Benefit shall be paid in the form of an automatic lump sum at the same time as benefits begin or are paid under the Retirement Plan. This paragraph applies to Participants who retire or begin receiving termination benefits under the Retirement Plan (or to spouses who begin receiving their benefits) on or after February 1, 1997, and for this purpose the Actuarial Equivalent shall be determined as of the Participant’s Retirement Date (or, if applicable, the spouse’s benefit commencement date) under the Retirement Plan. This paragraph shall also apply to Participants (or spouses) who are receiving benefits under this Plan as of February 1, 1997, and for this purpose the Actuarial Equivalent shall be determined with respect to each Participant’s remaining benefits payable under this Plan determined as of February 1, 1997.

Section 6. Forfeiture.

A retired employee (and a surviving spouse, if applicable) shall forfeit all right to receive further payments of the Supplemental Benefit and shall have no further interest in this Plan if at any time after retirement the retired employee shall engage in an activity, whether individually or as an employee, consultant or otherwise, which the Employee Benefit Plans Committee, in its sole and absolute discretion, shall determine to be in competition with any significant aspect of the Company’s business.

Section 7. Nonassignability.

The Supplemental Benefit shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, charge, execution, attachment, garnishment or any other legal process. Any attempt to take any such action shall be void and shall authorize the Employee Benefit Plans Committee, in its sole and absolute judgment, to forfeit all further right and interest in the Supplemental Benefit.

Section 8. Funding.

The Plan shall be unfunded, and the Supplemental Benefit shall be paid only from the general assets of the Company.

Section 9. Administration.

The Plan shall be administered by the Employee Benefit Plans Committee of The Boeing Company. The Employee Benefit Plans Committee shall make such rules, interpretations, determinations of fact and computations as it may deem appropriate. Any decision of the Employee Benefit Plans Committee with respect to the Plan, including (without limitation) any calculation of a Supplemental Benefit, shall be conclusive and binding on all persons.

Section 10. Amendment and Termination.

The Board of Directors of The Boeing Company shall have the authority to amend or terminate the Plan at any time. The Board of Directors shall also have the authority to delegate at any time, in its sole discretion, the power to amend the Plan at any time. Any such amendment or termination shall not adversely affect or impair the benefit entitlements in course of payment to retired employees and surviving spouses, the contingent rights to the continuance of benefit payments of the spouses of retired employees named as Joint Annuitants, or the accrued Supplemental Benefits as defined in this Section of all eligible employees then in the employ of the Company.

For the purpose of this section, an accrued Supplemental Benefit will be determined for each eligible employee in accordance with the provisions of Section 4 but based on Credited Service, Final Average Monthly Total Earnings, Covered Compensation and the accrued benefit provided by the Retirement Plan all determined as of the effective date of the amendment or termination.

Payment of benefits based on such an accrued Supplemental Benefit will be made in accordance with the terms of this Plan to the employee if he retires under the Retirement Plan, or to his surviving spouse if he dies while in the employ of the Company and leaves a spouse eligible for a Pre-Retirement Joint and Survivor Spouse Benefit under the Retirement Plan.

Section 11. Employment Rights.

Nothing in the Plan shall be deemed to give any person any right to remain in the employ of the Company or affect any right of the Company to terminate a person’s employment with or without cause.